EXHIBIT 99.1

News Release
Exxon Mobil Corporation
5959 Las Colinas Boulevard
Irving, TX 75039
972 444 1107 Telephone
972 444 1138 Facsimile

FOR IMMEDIATE RELEASE
Thursday, April 29, 2010

EXXON MOBIL CORPORATION ANNOUNCES ESTIMATED

FIRST QUARTER 2010 RESULTS

	First Quarter
	2010	2009	%
Earnings Excluding Special Items [1]
$ Millions	6,300	4,550	38
$ Per Common Share
Assuming Dilution	1.33	0.92	45

Special Items
$ Millions	0	0

Earnings [1]
$ Millions	6,300	4,550	38
$ Per Common Share
Assuming Dilution	1.33	0.92	45

Capital and Exploration
Expenditures - $ Millions	6,877	5,774	19

[1] See page 6 for a reference to earnings.

EXXONMOBIL'S CHAIRMAN REX W. TILLERSON COMMENTED:

“ExxonMobil achieved solid results from its worldwide operations with first quarter earnings of $6.3 billion, up 38% from first quarter of last year.  Our results reflect higher crude oil realizations and stronger chemical margins while the downstream industry margins remained weak.

Oil-equivalent production increased by 4.5% over the first quarter of 2009 driven by contributions from recent start-ups of our world-class assets in Qatar.

Our solid financial position enabled ongoing investment at record levels through the business cycle.  In the first quarter, capital and exploration spending was $6.9 billion, up 19% from last year.

Nearly $4 billion was returned to shareholders in the first quarter through dividends and share purchases to reduce shares outstanding.

We are continuing to progress the XTO merger and received clearance from the U.S. Federal Trade Commission and Dutch authorities.  We continue to target for completion by the end of the second quarter.”

FIRST QUARTER HIGHLIGHTS

•

Earnings were $6,300 million, an increase of 38% or $1,750 million from the first quarter of 2009.

•

Earnings per share (EPS) were $1.33, an increase of 45%.

•

Earnings include a charge of approximately $200 million (-$0.04 EPS) associated with the recently enacted U.S. health care legislation.

•

Capital and exploration expenditures were $6.9 billion, up 19% from the first quarter of 2009.

•

Oil-equivalent production increased 4.5% from the first quarter of 2009. Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, production was up nearly 6%.

•

Cash flow from operations and asset sales was $13.5 billion, including asset sales of $0.4 billion.

•

Share purchases to reduce shares outstanding were about $2 billion.

•

Ras Laffan 3 LNG Train 7 commenced operations in the first quarter and represents the fourth 7.8 million tons per year LNG plant brought online by Qatar Petroleum and ExxonMobil joint ventures within the past 12 months.

•

ExxonMobil Iraq Limited signed an agreement with the Iraq Ministry of Oil to redevelop and expand the West Qurna-1 field in southern Iraq.

First Quarter 2010 vs. First Quarter 2009

Upstream earnings were $5,814 million, up $2,311 million from the first quarter of 2009. Higher crude oil prices, partly offset by lower natural gas realizations, increased earnings $2.5 billion.  Higher gas volumes improved earnings by $190 million while higher operating expenses decreased earnings $380 million.

On an oil-equivalent basis, production increased 4.5% from the first quarter of 2009. Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, production was up nearly 6%.

Liquids production totaled 2,414 kbd (thousands of barrels per day), down 62 kbd from the first quarter of 2009. Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, liquids production was down 1%, as increased production from projects in Qatar and Kazakhstan was offset by field decline.

First quarter natural gas production was 11,689 mcfd (millions of cubic feet per day), up 1,502 mcfd from 2009, driven by project ramp-ups in Qatar and higher demand in Europe.

Earnings from U.S. Upstream operations were $1,091 million, $731 million higher than the first quarter of 2009. Non-U.S. Upstream earnings were $4,723 million, up $1,580 million.

Downstream earnings were $37 million, down $1,096 million. Lower refining margins drove the majority of the decline, reducing earnings $1.1 billion. Petroleum product sales of 6,144 kbd were 290 kbd lower than last year's first quarter, mainly reflecting lower demand.

The U.S. Downstream recorded a loss of $60 million, down $412 million from the first quarter of 2009. Non-U.S. Downstream earnings of $97 million were $684 million lower.

Chemical earnings of $1,249 million were $899 million higher than the first quarter of 2009.  Stronger margins improved earnings by nearly $480 million while higher sales volumes increased earnings $180 million. All other items, including asset management gains and the absence of hurricane costs from 2009, increased earnings by $240 million. First quarter prime product sales of 6,488 kt (thousands of metric tons) were 961 kt higher than the prior year primarily due to improved global demand.

Corporate and financing expenses were $800 million, up $364 million from first quarter 2009, mainly due to a charge related to the U.S. health care legislation signed into law in March 2010 and the absence of favorable 2009 tax items.

During the first quarter of 2010, Exxon Mobil Corporation purchased 37 million shares of its common stock for the treasury at a gross cost of $2.5 billion. These purchases included about $2 billion to reduce the number of shares outstanding, with the balance used to offset shares issued in conjunction with the company's benefit plans and programs.  Shares outstanding were reduced from 4,727 million at the end of the fourth quarter to 4,698 million at the end of the first quarter. Second quarter 2010 share purchases are expected to continue at a pace of about $2 billion. However, total purchases for the quarter may be less due to trading restrictions during the proxy solicitation period for the XTO merger. Purchases may be made in both the open market and through negotiated transactions, and may be increased, decreased or discontinued at any time without prior notice.

Estimates of key financial and operating data follow.

ExxonMobil will discuss financial and operating results and other matters on a webcast at 10 a.m. Central time on April 29, 2010.  To listen to the event live or in archive, go to our website at exxonmobil.com.

Cautionary statement

Statements in this release relating to future plans, projections, events or conditions are forward-looking statements.  Actual results, including benefits resulting from the XTO transaction; project plans, costs, timing, and capacities; capital and exploration expenditures; and share purchase levels, could differ materially due to factors including: the timing and conditions of regulatory clearance for the XTO merger; our ability to integrate the businesses of XTO and ExxonMobil effectively after closing; changes in long-term oil or gas prices or other market or economic conditions affecting the oil and gas industry; unforeseen technical difficulties; political events or disturbances; reservoir performance; the outcome of commercial negotiations; wars and acts of terrorism or sabotage; changes in technical or operating conditions; and other factors discussed under the heading "Factors Affecting Future Results" in the “investors” section of our website and in Item 1A of ExxonMobil's 2009 Form 10-K. We assume no duty to update these statements as of any future date. References to quantities of oil or natural gas may include amounts that we believe will ultimately be produced, but that are not yet classified as “proved reserves” under SEC definitions.

Frequently used terms

Consistent with previous practice, this press release includes both earnings excluding special items and earnings per share excluding special items.  Both are non-GAAP financial measures and are included to help facilitate comparisons of base business performance across periods.  Reconciliation to net income attributable to ExxonMobil is shown in Attachment II.  The release also includes cash flow from operations and asset sales.  Because of the regular nature of our asset management and divestment program, we believe it is useful for investors to consider sales proceeds together with cash provided by operating activities when evaluating cash available for investment in the business and financing activities. A reconciliation to net cash provided by operating activities is shown in Attachment II.  Further information on ExxonMobil's frequently used financial and operating measures and other terms is contained under the heading "Frequently Used Terms" available through the “investors” section of our website at exxonmobil.com.

Reference to Earnings

References to total corporate earnings mean net income attributable to ExxonMobil (U.S. GAAP) from the income statement.  Unless otherwise indicated, references to earnings, special items, earnings excluding special items, Upstream, Downstream, Chemical and Corporate and Financing segment earnings, and earnings per share are ExxonMobil's share after excluding amounts attributable to noncontrolling interests.

Attachment I

EXXON MOBIL CORPORATION
FIRST QUARTER 2010
(millions of dollars, unless noted)
	First Quarter
	2010	2009
Earnings / Earnings Per Share

Total revenues and other income	90,251	64,028
Total costs and other deductions	78,183	56,178
Income before income taxes	12,068	7,850
Income taxes	5,493	3,148
Net income including noncontrolling interests	6,575	4,702
Net income attributable to noncontrolling interests	275	152
Net income attributable to ExxonMobil (U.S. GAAP)	6,300	4,550

Earnings per common share (dollars)	1.33	0.92

Earnings per common share
- assuming dilution (dollars)	1.33	0.92

Other Financial Data

Dividends on common stock
Total	1,986	1,981
Per common share (dollars)	0.42	0.40

Millions of common shares outstanding
At March 31	4,698	4,880
Average - assuming dilution	4,736	4,959

ExxonMobil share of equity at March 31	112,541	107,003
ExxonMobil share of capital employed at March 31	126,190	119,163

Income taxes	5,493	3,148
Sales-based taxes	6,815	5,906
All other taxes	9,349	8,589
Total taxes	21,657	17,643

ExxonMobil share of income taxes of
equity companies	976	688

Attachment II

EXXON MOBIL CORPORATION
FIRST QUARTER 2010
(millions of dollars)
	First Quarter
	2010	2009
Earnings (U.S. GAAP)
Upstream
United States	1,091	360
Non-U.S.	4,723	3,143
Downstream
United States	(60)	352
Non-U.S.	97	781
Chemical
United States	539	83
Non-U.S.	710	267
Corporate and financing	(800)	(436)
Net income attributable to ExxonMobil	6,300	4,550
Special Items
Upstream
United States	0	0
Non-U.S.	0	0
Downstream
United States	0	0
Non-U.S.	0	0
Chemical
United States	0	0
Non-U.S.	0	0
Corporate and financing	0	0
Corporate total	0	0
Earnings Excluding Special Items
Upstream
United States	1,091	360
Non-U.S.	4,723	3,143
Downstream
United States	(60)	352
Non-U.S.	97	781
Chemical
United States	539	83
Non-U.S.	710	267
Corporate and financing	(800)	(436)
Corporate total	6,300	4,550
Cash flow from operations and asset sales (billions of dollars)
Net cash provided by operating activities (U.S. GAAP)	13.1	9.0
Sales of subsidiaries, investments and property, plant and equipment	0.4	0.1
Cash flow from operations and asset sales	13.5	9.1

Attachment III

EXXON MOBIL CORPORATION
FIRST QUARTER 2010

	First Quarter
	2010	2009
Net production of crude oil
and natural gas liquids,
thousands of barrels daily (kbd)
United States	389	397
Canada/South America	261	308
Europe	365	411
Africa	666	715
Asia Pacific/Middle East	542	466
Russia/Caspian	191	179
Worldwide	2,414	2,476

Natural gas production available for sale,
millions of cubic feet daily (mcfd)
United States	1,335	1,243
Canada/South America	568	635
Europe	5,138	4,961
Africa	13	25
Asia Pacific/Middle East	4,437	3,168
Russia/Caspian	198	155
Worldwide	11,689	10,187

Oil-equivalent production (koebd) [1]	4,362	4,174

[1] Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels

Attachment IV

EXXON MOBIL CORPORATION
FIRST QUARTER 2010

	First Quarter
	2010	2009
Refinery throughput (kbd)
United States	1,720	1,805
Canada	439	460
Europe	1,530	1,518
Asia Pacific	1,242	1,306
Other	225	292
Worldwide	5,156	5,381

Petroleum product sales (kbd)
United States	2,383	2,577
Canada	431	416
Europe	1,609	1,567
Asia Pacific	1,226	1,345
Other	495	529
Worldwide	6,144	6,434

Gasolines, naphthas	2,535	2,457
Heating oils, kerosene, diesel	1,860	2,188
Aviation fuels	451	526
Heavy fuels	629	593
Specialty products	669	670
Worldwide	6,144	6,434

Chemical prime product sales,
thousands of metric tons (kt)
United States	2,524	2,043
Non-U.S.	3,964	3,484
Worldwide	6,488	5,527

Attachment V

EXXON MOBIL CORPORATION
FIRST QUARTER 2010
(millions of dollars)

	First Quarter
	2010	2009
Capital and Exploration Expenditures
Upstream
United States	772	803
Non-U.S.	4,774	3,563
Total	5,546	4,366
Downstream
United States	347	353
Non-U.S.	327	293
Total	674	646
Chemical
United States	68	77
Non-U.S.	546	681
Total	614	758

Other	43	4

Worldwide	6,877	5,774

Exploration expenses charged to income
included above
Consolidated affiliates
United States	55	42
Non-U.S.	630	307
Equity companies - ExxonMobil share
United States	1	0
Non-U.S.	3	1
Worldwide	689	350

Attachment VI

EXXON MOBIL CORPORATION
EARNINGS

	$ Millions	$ Per Common Share [1,2]

2006
First Quarter	8,400	1.38
Second Quarter	10,360	1.72
Third Quarter	10,490	1.77
Fourth Quarter	10,250	1.77
Year	39,500	6.64

2007
First Quarter	9,280	1.63
Second Quarter	10,260	1.83
Third Quarter	9,410	1.71
Fourth Quarter	11,660	2.14
Year	40,610	7.31

2008
First Quarter	10,890	2.03
Second Quarter	11,680	2.24
Third Quarter	14,830	2.86
Fourth Quarter	7,820	1.55
Year	45,220	8.70

2009
First Quarter	4,550	0.92
Second Quarter	3,950	0.82
Third Quarter	4,730	0.98
Fourth Quarter	6,050	1.27
Year	19,280	3.99

2010
First Quarter	6,300	1.33

[1] Computed using the average number of shares outstanding during each period.
The sum of the four quarters may not add to the full year.
[2] For periods prior to 2009, earnings per share (EPS) numbers have been adjusted retrospectively on a consistent basis with 2009 reporting when new authoritative guidance on EPS was adopted.